Exhibit 16.1

ETANIA AUDIT GROUP P.C.
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

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Securities and Exchange Commission
450 – Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

Etania Audit Group P.C. (formerly Davis Accounting Group P.C.) is the former registered independent accountant of MabCure, Inc. (the “Company”). We have read the Company’s Current Report on Form 8-K dated March 14, 2011, and are in agreement with the contents of Item 4.01, paragraphs one through six. For the remainder of the Current Report on Form 8-K, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/s/ Etania Audit Group P.C. (formerly Davis Accounting Group P.C.)

Cedar City, Utah,
April 6, 2011.